For Immediate Release
Citigroup Inc. (NYSE: C)
September 17, 2010

Citi Subsidiary The Student Loan Corporation Sells Securitized FFELP Assets
to Sallie Mae

The Student Loan Corporation to be Acquired by Discover Financial Services

Transactions to Reduce Citi Holdings Assets by $32 Billion

NEW YORK – Citi today announced that The Student Loan Corporation (“SLC”), an indirect subsidiary that is 80 percent owned by Citibank and 20 percent owned by public shareholders, has entered into definitive agreements that will result in the divestiture of Citi’s private student loan business and approximately $32 billion of its approximately $46 billion in assets to Discover Financial Services (“Discover”) and SLM Corporation (“Sallie Mae”).

“We expect that once this divestiture is completed in the fourth quarter, total assets in Citi Holdings will be less than 20 percent of our balance sheet as of year-end," said Vikram Pandit, Chief Executive Officer of Citi. “We are very pleased with the progress we’ve made and the momentum we have in executing our strategy.”

“SLC is an outstanding institution with 52 years of education-based lending experience, a strong national distribution network providing student loan products, and a terrific track record of providing service to schools, students and families. Today’s announcement is an excellent outcome for this business. We are delighted that Discover will acquire SLC’s private student loan business and build on its strong foundation, and we are confident that Sallie Mae will provide high quality service to Federal Family Education Loan Program (“FFELP”) borrowers after the transition is completed,” said Michael Corbat, Chief Executive Officer of Citi Holdings.

The transactions are expected to result in an after-tax loss to Citi of approximately $500 million in the third quarter.

The transactions are subject to regulatory approvals, SLC shareholder approval, and other customary closing conditions and are expected to close by the end of 2010.

As part of the transactions announced today, Citibank, N.A. will purchase approximately $8.7 billion of assets from SLC and will explore opportunities to reduce these assets over time. Additionally, SLC will sell $4.7 billion in FFELP loans to the Department of Education, as previously disclosed by SLC, which will further reduce assets in Citi Holdings.

Citi’s Institutional Clients Group advised Citi on this transaction.

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this release, including without limitation the anticipated assets of Citi Holdings by year-end, the execution of the proposed transactions and the expected financial and accounting impact of the transactions on Citi, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including the continued successful execution of Citi's strategy with respect to Citi Holdings, the actual completion of the proposed transactions, the receipt of regulatory approvals and required shareholder approvals, and the final analysis of the financial and accounting of the transactions. For more information about these factors and other factors that may affect Citi's future results, see Citi's periodic reports filed with the U.S. Securities and Exchange Commission and available on www.sec.gov or www.citigroup.com.  Such factors should be read in conjunction with this release.

Contacts

Media:	Shannon Bell	(212) 793-6206
	Mark Rodgers	(212) 559-1719

Investors:	John Andrews	(212) 559-2718

Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091